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                                                                  EXHIBIT (e)(7)


                                 PROMISSORY NOTE


Principal:  US$134,983.00                                      22 September 2000

FOR VALUE RECEIVED, the undersigned ("Employee") promises to pay to the order of SilverStream Software, Inc., a Delaware corporation with its principal place of business at 2 Federal Street, Billerica, Massachusetts 01821 (the "Company"), or order, at the foregoing address, or at such other place as the Company may specify in writing to Employee, the sum of One Hundred Thirty Four Thousand Nine Hundred Eighty Three Dollars (US$134,983) or, if less, the aggregate unpaid principal amount due hereunder as shown on the records of the Company. The Principal Payment Amount (as hereinafter defined) shall be due and payable on each Sale Date (as hereinafter defined) until the entire outstanding principal amount and all accrued and unpaid interest thereon is paid in full. Interest on the outstanding principal amount under this Note shall accrue at the rate of six and one-half percent (6.5%) per annum and shall be due and payable on each Sale Date. The foregoing to the contrary notwithstanding, the total outstanding principal amount hereunder and all accrued and unpaid interest thereon shall be due and payable on the date that Employee's employment with the Company terminates for any reason.

Anything herein to the contrary notwithstanding, upon a Change of Control (as hereinafter defined) if some or all of the Option Shares do not or will not vest with Employee (the "Unvested Shares"), then, at such time, the Forgiven Amount (as hereinafter defined) of the then-outstanding amount of this Note shall automatically, and without any action on the part of Employee or the Company, be deemed to have been discharged and satisfied in full.

For purposes hereof, (a) "Change of Control" means the sale or transfer of all or substantially all of the assets, or the sale or transfer of a controlling interest in the voting securities of, the Company or the merger of the Company with one or more unaffiliated entities; (b) "Forgiven Amount" means, as of the date of a Change of Control, the percentage amount of this Note that the Unvested Shares represent as a percentage of the Option Shares; (c) "Option Shares" means the 30,000 shares of common stock of the Company, $.001 par value per share, granted to Employee pursuant to a Stock Option Agreement dated 4 April 2000; (d) "Principal Payment Amount" means the total amount of proceeds received from each sale of Option Shares less an amount equal to the exercise price annually paid in cash to the Company upon exercise of the Option Shares then exercised; and (e) "Sale Date" means the date upon which Employee sells any or all of his Option Shares.

In the event that any sales of Employee's Option Shares are accomplished by or on behalf of the Company or its agents, including Morgan Stanley Dean Witter, the Company's brokerage firm, the Employee hereby authorizes the Company or any such agent to deduct the amount then due to the Company from the proceeds of any such sale before paying the balance of such proceeds, if any, to Employee.

The failure of Employee to pay on the date when due (without notice thereof being required) any amount due under this Note when and as the same respectively becomes due and payable to the Company shall constitute an "Event of Default" hereunder.

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After the occurrence and during the continuation of an Event of Default hereunder, Employee shall forfeit all of his remaining rights in and to the Option Shares, and any sale, assignment or transfer of any of Employee's Option Shares after the occurrence and during the continuation of an Event of Default hereunder shall be void and shall not transfer any right, title or interest in or to any of such Option Shares to the purported transferee.

Employee agrees that this Note shall be governed by the laws of The Commonwealth of Massachusetts, without regard to principles of conflicts of law. Employee consents to jurisdiction and service of process, which may be effected by certified mail, in The Commonwealth of Massachusetts and in the courts of the United States located in The Commonwealth of Massachusetts having jurisdiction thereof.

This Note may be prepaid in whole or in part without premium or penalty. This
Note is executed as a sealed instrument as of the date first above written.

                                        EMPLOYEE

                                        /s/  Michel Goossens
                                        ----------------------------------------
                                        Michel Goossens

                                        Address: Rue de l'Hotel, 3
                                                 7090 Steenkerque
                                                 Belgium


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